ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-187853
Dated May 23, 2013

100 King Street West, Suite 5700, Toronto, Ontario, Canada, M5X 1C7 Tel: +1 (416) 915-4149 444 Cedar Street, Suite 2060, St. Paul, MN 55101 Tel: +1 (651) 389-4100 www.polymetmining.com

TSX: POM & POM.RT
NYSE MKT: PLM & PLM.RT

NEWS RELEASE	2013-09

UPDATE ON POLYMET RIGHTS OFFERING
INFORMATION FOR THOSE WHO HAVE NOT RECEIVED THEIR RIGHTS

St. Paul, Minnesota, June 19, 2013 - PolyMet Mining Corp. (TSX: POM & POM.RT; NYSE MKT: PLM & PLM.RT) (“PolyMet” or the “Company”) is responding to questions from some shareholders who have not yet received the materials regarding the previously announced rights offering (the "Rights Offering"), including a prospectus and notification of the rights (“Rights”).

If you are a Registered shareholder (holding physical share certificates) and have not received your Rights (including a Rights Certificate), please contact:

Stephanie Hunter
Tel: +1 (416) 915-4149
Fax: _+1 (416) 915-4189
Email: shunter@polymetmining.com

If you are NOT a Registered shareholder but hold your shares through a securities broker or dealer, bank or trust company or other CDS or DTC Participant (collectively "Broker") and you have not been informed of receipt of Rights, please contact your Broker immediately to enquire why you have not received notification.

If you are a Broker (securities broker or dealer, bank or trust company or other CDS or DTC Participant) in an "eligible jurisdiction" (British Columbia, Alberta, Ontario, or the US), you should have passed the information to your clients. If you are a Broker and you are not in an "eligible jurisdiction" (British Columbia, Alberta, Ontario, or the US), please contact:

Stephanie Hunter
Tel: +1 (416) 915 4149
Fax: +1 (416) 915 4189
Email: shunter@polymetmining.com

What do I Need to Do?

Shareholders should have received one Right for every share owned, subject to applicable law. Two Rights enable the Rights holder to purchase one new common share of PolyMet for US$0.66. The shares to be issued are the same as the PolyMet common shares already issued. The Rights are trading on the TSX: POM.RT and NYSE MKT: PLM.RT.

If you are a registered shareholder, you should have received the materials directly and should complete the forms on the Rights Certificate. If you hold your shares through a Broker (securities broker or dealer, bank or trust company or other CDS or DTC Participant) you will need to instruct you Broker on what you want to do.

Any Rights not subscribed for will be void and worthless. The Rights will continue to trade on the TSX: POM.RT (until noon Eastern time on July 3, 2013) and NYSE MKT: PLM.RT (until close of business on July 2, 2013).

Copies of the Rights Offering materials may be obtained from the Company by calling +1 (651) 389-4100 or Computershare Investor Services Inc., the subscription agent for the Company, at +1 (800) 564-6253.

Please contact PolyMet or the subscription agent if you have any questions regarding the Rights Offering or require assistance in exercising your Rights. For further information on the Rights Offering, please refer to: http://www.polymetmining.com/investors/investor-faq/

Annual Report

PolyMet's annual report on Form 20-F is posted on our website at www.polymetmining.com and copies can be obtained free of charge by contacting the Corporate Secretary at First Canadian Place, 100 King Street West, Suite 5700, Toronto, Ontario M5X 1C7 or by e-mail at info@polymetmining.com.

* * * * *

About PolyMet

PolyMet Mining Corp. (www.polymetmining.com) is a publicly-traded mine development company that owns 100% of Poly Met Mining, Inc., a Minnesota corporation that controls 100% of the NorthMet copper-nickel-precious metals ore body through a long-term lease and owns 100% of the Erie Plant, a large processing facility located approximately six miles from the ore body in the established mining district of the Mesabi Range in northeastern Minnesota. Poly Met Mining, Inc. has completed its Definitive Feasibility Study and is seeking environmental and operating permits to enable it to commence production. The NorthMet project is expected to require approximately two million hours of construction labor, creating approximately 360 long-term jobs, a level of activity that will have a significant multiplier effect in the local economy.

POLYMET MINING CORP.

Per:  “Jon Cherry"
         _______________________
         Jon Cherry, CEO

For further information, please contact:

Corporate	Media
Douglas Newby	LaTisha Gietzen
Chief Financial Officer	VP – Public, Gov't & Environmental Affairs
Tel: +1 (651) 389-4105	Tel: +1 (218) 471-2150
dnewby@polymetmining.com	lgietzen@polymetmining.com

Investor Relations
PolyMet	MZ North America
Jenny Knudson	Pascal Nigen
VP – Investor Relations	Senior Vice-President
Tel: +1 (651) 389-4110	Tel: +1 (212) 301-7149
jknudson@polymetmining.com	pnigen@mzgroup.us
www.mzgroup.us

This news release contains certain forward-looking statements concerning anticipated developments in PolyMet’s operations in the future. Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” “projects,” “plans,” and similar expressions, or statements that events, conditions or results “will,” “may,” “could,” or “should” occur or be achieved or their negatives or other comparable words. These forward-looking statements may include statements regarding our beliefs related to the closing of the Rights Offering, the ability to receive environmental and operating permits, job creation, or other statements that are not a statement of fact. Forward-looking statements address future events and conditions and therefore involve inherent known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to risks facing PolyMet or due to actual facts differing from the assumptions underlying its predictions.

PolyMet’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and PolyMet does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations and opinions should change.

Specific reference is made to PolyMet’s most recent Annual Report on Form 20-F for the fiscal year ended January 31, 2013 and in our other filings with Canadian securities authorities and the U.S. Securities and Exchange Commission, including our Report on Form 6-K providing information with respect to our operations for the three months ended April 30, 2013 for a discussion of some of the risk factors and other considerations underlying forward-looking statements.

The TSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

PolyMet has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission, for the offering to which this communication relates. Before investing, prospective investors should read the prospectus in that registration statement and other documents the issuer has filed with the U.S. Securities and Exchange Commission, for more complete information about PolyMet and this offering. The documents are available free of charge by visiting EDGAR on the U.S. Securities and Exchange Commission website at www.sec.gov. Alternatively, PolyMet will arrange to send you the prospectus if you request it by calling 1-416 915-4149.